Exhibit 99.1

Longs Reports Preliminary August Revenues

WALNUT CREEK, CA (August 31, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $381.3 million for the four-week period ended August 24, 2006, a 9.6% increase from total revenues of $347.8 million in the comparable period a year ago.

Preliminary August total retail drug store sales were $357.8 million, an increase of 3.8% from $344.8 million in the comparable period last year. Pharmacy sales were 50.9% of total drug store sales compared with 48.6% a year ago. Retail drug store same-store sales increased 2.0% compared with last year. Pharmacy same-store sales increased 6.0% and front-end same-store sales decreased 1.6%.

Preliminary year-to-date total revenues of $2.91 billion for the thirty weeks ended August 24, 2006, were 9.5% higher than the $2.66 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $2.72 billion, a 3.1% increase from $2.63 billion in the comparable period last year. Pharmacy sales were 50.8% of total drug store sales during the period, compared with 48.9% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.7% and front-end same-store sales decreasing 1.4%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 501 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.